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                                                                   EXHIBIT 10.12


We have omitted certain portions of this document and filed them separately with the Commission. These portions are marked with an asterisk(*).

December 31, 1998                                  [CHALLENGER CORPORATION logo]
Bob Sweeney
Challenger Corporation
5530 Summer Avenue
Memphis, Tennessee 38134

RE: Terms for Strategic Alliance

Dear Bob:

HealthStream, Inc. ("HealthStream") and Challenger Corporation ("Challenger") desire to enter into a Strategic Alliance ("Agreement") whereby the parties will:

1) enter into good faith negotiations to merge or otherwise consolidate the corporations between now and April 30, 1999; and

2) enter into a distribution and marketing arrangement whereby Challenger grants HealthStream an exclusive worldwide license to all Challenger products for deployment through HealthStream's Web based (Internet or Intranet) distribution channels.

In accordance with the exclusive worldwide license granted by Challenger to HealthStream, Challenger will provide HealthStream with all of its existing products and any new products developed or marketed by Challenger during the license term, including but not limited to:

-   Med-Challenger EM for Emergency Physicians (7 modules; 200 CME hours)
-   Med-Challenger FP for Family Physicians (7 modules; 192 CME hours)
-   Med-Challenger Peds for Pediatricians (6 modules; 159 CME hours)
-   Med-Challenger IM for Internists (5 modules; 143 CME hours)
-   ECG-Challenger (31.25 CME hours)
-   Derm-Challenger (25.5 CME hours)
-   Rad-Challenger (10.25 CME hours)

In consideration for the exclusive worldwide license granted by Challenger to HealthStream, HealthStream shall pay to Challenger * in 3 installments. The first installment of * shall be due and payable to Challenger on January 4, 1999. The second installment of * shall be due and payable to Challenger on February 5, 1999. The third installment of * shall be due and payable to Challenger on March 5, 1999. These amounts shall be non-refundable advances to Challenger on the royalties outlined below. In the event that the terms of a merger or other consolidation between the parties are definitively determined by April 30, 1999, this amount shall be credited toward the purchase price in the event of an acquisition of Challenger by HealthStream or any amounts payable by HealthStream to Challenger in the event of a merger.

Challenger and HealthStream will share the revenue ("Revenue") from this strategic alliance according to the following royalty rates:

- Individual Transactions - HealthStream shall pay Challenger * of the net Revenue received for each individual transaction paid for by the end user. In any case, the royalty paid shall be
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         at least * of Challenger's most favored per unit pricing structure on the effective date of this Agreement for its products regardless of the prices HealthStream charges for these products;

- Sponsorships - HealthStream shall pay Challenger * of the net Revenue received from transactions paid for by a third party and purchased in bulk. In any case, the royalty paid shall be at least * of Challenger's most favored per unit pricing structure on the effective date of this Agreement for its products regardless of the prices HealthStream charges for these products; and

- Notwithstanding the above, HealthStream may allow users to view portions of any Challenger products* through January 31, 1999. No continuing medical education (CME) credits, however, will be given * .


In the event that a merger or other consolidation between the firms is not consummated by April 30, 1999, the term of this exclusive worldwide license shall be two (2) years with a second-year licensing fee of * paid in twelve (12) equal monthly installments. The first installment of * shall be due and payable to Challenger on January 4, 2000, with subsequent payments due upon the fourth of each month thereafter. Any amounts paid to Challenger under the second year license shall be a non-refundable advance to Challenger on the royalties as outlined above. If the accrued royalties due to Challenger are less than * through November 15, 1999, then HealthStream shall have the unilateral right to cancel the second year license by providing a written notice of intent not to renew prior to December 1, 1999.

This Agreement shall supercede and replace the Joint Marketing Agreement signed between the parties dated October 16, 1998.

Notwithstanding this Agreement, nothing shall interfere with Challenger's agreement with Medical Directions of Tucson, Arizona for Med-Challenger for Internists. Challenger, however, shall not extend this agreement beyond its initial term or otherwise expand the rights granted under this agreement.

If the terms and conditions of this letter are acceptable, please sign and return a copy of this letter so that we can move forward with our discussions.

                                         Sincerely,


                                         HEALTHSTREAM, INC.
                                         By: /s/ Robert A. Frist
                                            -------------------------
                                         Title: Chief Executive
Acknowledged and agreed to this 31st day of December, 1998.

CHALLENGER CORPORATION


/s/ Robert Sweeney
------------------
Robert Sweeney
Contracts Officer
Secretary to the Board of Directors
Chief Operating Officer and Executive Vice-President


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